Exhibit 21

SUBSIDIARIES

TRX Fulfillment Services, LLC 6 West Druid Hills Drive Atlanta, GA 30329 USA Phone: 404-929-6100 FEIN: 58-2256870 f/k/a WorldTravel Technologies, LLC

TRX Technology Services, L.P. 7557 Rambler Road Suite 1300 Dallas, TX 75231 USA Phone: 214-346-4600 FEIN: 58-1907784 f/k/a Travel Technologies Group, L.P. f/k/a Travel Technologies Group, LLC	TRX Data Services, Inc. 8065 Leesburg Pike, Suite 700 Vienna, VA 22182 office: (703) 748-1280 FEIN: 54-1689385 f/k/a Arthur H. Limited d/b/a International Software Products

Travel Technology, LLC 6 West Druid Hills Drive Atlanta, GA 30329 USA Phone: 404-929-6100 FEIN: 58-2632620	Technology Licensing Company, LLC 6 West Druid Hills Drive Atlanta, GA 30329 USA Phone: 404-929-6100 FEIN: n/a

TRX Central Europe, AG d/b/a/ TRX Central Europe AG In der Luberzen 40-42 CH-8902 Urdorf Switzerland +41 1 777 07 07

TRX Europe, Ltd.

f/k/a eTRX, Ltd. d/b/a TRX Europe f/k/a Fortdove, Ltd.

Location #1:        Pegasus House

                            Burleys Way

                            Leicester

                            LE1 United Kingdom

Location #2:        Sutherland House

                            Russell Way

                            Crawley

                            W Sussex

                            RH10 1UH United Kingdom

                            +44 (0) 1293-608-555

Location #3:        Abbey House

                            252 Farnborough

                            Hants

                            GU14 7NJ

Subsidiaries (continued)

TRX Luxembourg, S.á.r.l. 38-40, rue Sainte-Zithe L-2763 Luxembourg	TRX France, S.á.r.l. 26, rue Bénard F-75014 Paris France Phone 00 1 42 21 32 21

TRX UK, Ltd. f/k/a WTT UK, Ltd c/o Jordans Limited 20-22 Bedford Row London WC1R 4JS	TRX Germany GmbH Am Borsigturm 17 D-13507 Berlin Germany +49 30 43 661 0